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EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
TRX Services, Ltd.	London, England
Anthera Pharmaceuticals, Ltd.	Dublin, Ireland

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  EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT